Exhibit 99-1






                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One)
[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

For the fiscal years ended                December 31, 1999
                           -------------------------------------------------

[  ]  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES
      EXCHANGE ACT OF 1934

For the transition period from                    to
                               -------------------------------------------
Commission file number
                      ----------------------------------------------------

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                           CENTRAL MAINE POWER COMPANY
                      EMPLOYEE SAVINGS AND INVESTMENT PLAN
                             FOR NON-UNION EMPLOYEES

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                                 CMP GROUP, INC.
                                 83 EDISON DRIVE
                              AUGUSTA, MAINE 04336

                                                  Central Maine Power Company
                                                     Form 11-K - Year 1999

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                              REQUIRED INFORMATION

The following financial statements shall be furnished for the plan:

                                                                   Page No.

(a)  Financial Statements

     Report of Independent Public Accountants                        F-1

     Statements of Net Asset Available for Benefits                  F-2

     Statement of Changes in Net Assets Available for Benefits       F-3

     Notes to Financial Statements                             F-4 through F-11

     Supplemental Schedules:
        I - Schedule of Assets Held for Investment             S-1 through S-2
            Purposes at December 31, 1999

(b)  Exhibits

     Consent of Independent Public Accountants                       E-1

     Signature                                                       E-2


Certain supplemental schedules required by the regulations of the Employee Retirement Income Security Act of 1974 have been omitted because they are not required or are not applicable.

                        Report of Independent Accountants

To the Participants and Administrator of Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees (the "Plan") at December 31, 1999 and 1998, and the changes in net assets available for benefits for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP
June 23, 2000

                                                   Central Maine Power Company
                                                      Form 11-K - Year 1999

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                 Statements of Net Assets Available for Benefits

                                                        As of December 31,
                                                    1999               1998
                                                    ----               ----
Assets:
   Investments at Fair Value:
      Participant Directed Funds                 $ 85,568,746        $76,804,240
      Central Maine Power Company Stock Fund       16,011,607          9,642,115
      Loans Due from Participants                   1,490,579          1,522,445
                                                  -----------         ----------
         Total Investments                        103,070,932         87,968,800

   Receivables:
      Dividends on Company Stock                      119,760            109,235
      Kennebec Water Power Company Employee
        Savings and Investment Plan (Note 1)                -             29,832
      Accrued Interest                                  2,470              1,286
                                                  -----------         ----------
         Total Receivables                            122,230            140,353
                                                  -----------         ----------
         Total Assets                             103,193,162         88,109,153
                                                  -----------         ----------
Liabilities:
      Accounts payable                              (311,000)          (457,425)
                                                  -----------         ----------
         Total Liabilities                          (311,000)          (457,425)
                                                  -----------         ----------

Net Assets Available for Benefits                $102,882,162        $87,651,728
                                                  ===========         ==========

The accompanying notes are an integral part of these financial statements.

                                                   Central Maine Power Company
                                                      Form 11-K - Year 1999

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

            Statement of Changes in Net Assets Available for Benefits
                      For the Year Ended December 31, 1999

                                                            Central
                                          Participant     Maine Power      Loans Due
                                           Directed         Company          from
                                            Funds          Stock Fund     Participants     Other         Total
                                          -----------     -----------     ------------     -----         -----
Additions:
    Investment Income
      Net Appreciation
       on Fair Market Value               $ 8,758,399      $ 4,438,730  $        -        $   -      $ 13,197,129
      Dividend on Company Stock                -               468,224           -            -           468,224
      Interest and Dividends                5,343,423          -                 -            -         5,343,423
      Interest on Loans                       102,665            9,034           -            -           111,699
    Contributions
      Participants'                         3,891,827           99,859           -            -         3,991,686
      Employer's                               -             1,441,781           -            -         1,441,781
                                           ----------       ----------      ---------      ------     -----------
        Total Additions                    18,096,314        6,457,628           -            -        24,553,942
Deductions:
    Benefits Paid to participants (Note 1) (4,835,116)        (451,530)       (58,875)        -        (5,345,521)
    Loan Repayments                           698,410           39,106       (737,516)        -            -
    Loan Withdrawals                         (742,207)         (43,245)       785,452         -            -
    Net Transfers (Note 1)                 (4,225,555)        (439,861)       (20,927)        -        (4,686,343)
                                          -----------      -----------      ---------      ------     -----------
      Net Increase Prior to Transfer        8,991,846        5,562,098        (31,866)        -        14,522,078

Interplan Transfers                           616,774           91,582           -            -           708,356
Interfund Transfers                          (844,114)         873,946           -        (29,832)         -
                                          -----------       -----------      ---------      ------     -----------
    Net Increase (Decrease)                 8,764,506        6,527,626        (31,866)    (29,832)     15,230,434

Net Assets Available for Benefits:

    Beginning of Year                      76,804,240        9,295,211      1,522,445      29,832      87,651,728
                                           ----------      -----------      ---------      ------     -----------
    End of Year                           $85,568,746      $15,822,837     $1,490,579     $   -      $102,882,162
                                           ==========       ==========      =========      ======     ===========

The accompanying notes are an integral part of these financial statements.


                                                 Central Maine Power Company
                                                      Form 11-K - Year 1999

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                           Notes to Financial Statements
                                December 31, 1999

1.     Plan Developments
       -----------------

       CMP Group is a holding company organized effective September 1, 1998 which owns all of the common stock of Central Maine Power Company ("the Company") and the former non-utility subsidiaries of the Company. As part of the reorganization, all of the shares of the Company's common stock were converted into an equal number of shares of CMP Group. Shares of the Central Maine Power Company Stock Fund ("CMP Co. Stock Fund"), an investment option of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees ("the Plan" or "the Non-Union Plan") were converted to an equal number of CMP Group shares as a result of the above. In addition, the CMP Group employees are eligible participants of the Non-Union Plan.

       Effective December 31, 1998 the Kennebec Water Power Company Employee Savings and Investment Plan, which consisted of three participants, was merged into the Central Maine Power Non-Union Plan.

       On April 7, 1999, the Company sold most of its generating assets to Florida-based FPL Group. Concurrent with the sale, some Non-Union employees became employees of FPL Group and most transferred their savings and investment accounts out of the Plan. Transfers into the FPL Group plan by employees, totaling 62, who acquired similar employment within FPL Group amounted to $5,102,348 and are reflected in the net transfers line of the statement of changes in net assets available for benefits. Furthermore, certain employees, who transferred to FPL Group, but did not acquire similar employment within FPL Group, received lump sum distributions. These distributions are reflected in the benefits paid line of the statement of changes in net assets available for benefits.

       On June 14, 1999, CMP Group entered into a merger agreement with Energy East Corporation. The merger has received approval from shareholders, the Maine Public Utilities Commission, the U.S. Department of Justice, the Federal Trade Commission, Federal Communications Commission, the Nuclear Regulatory Commission, and the Connecticut DPUC. SEC approval is pending. When the merger becomes effective, all outstanding shares of CMP stock will be purchased at $29.50 a share. Proceeds from the sale of stock within the CMP Stock Fund will be placed in the money market fund until participants redirect their monies to other investment options within the plan.

2.     Description of the Plan
       -----------------------

       The Non-Union Plan was adopted by the Board of Directors the Company on February 19, 1981. Certain pertinent features of the Plan, as amended, are discussed below.

       a.     Eligibility of Participants

              Each employee of the Company, CMP Group, Inc., and certain wholly-owned subsidiaries, who is not in a unit of employees covered by a collective bargaining agreement, is eligible to join the Plan after completing one year of service during which the employee has worked at least 1,000 hours. Eligibility criteria changed to immediate participation effective January 1, 1999.

       b.     Elective Contributions by Participants

              Each participant elects a salary reduction percentage to be contributed by the Company on his/her behalf. Participants may elect to have the Company contribute from 2% to 15% in 1998, and 2% to 18% as of January 1, 1999 (in multiples of 1%) of their base compensation to the Plan through a salary reduction agreement.

       c.     Matching Contributions by the Company

              The Company and its subsidiaries contribute to the Plan an amount equal to 60% of the first 5% of the salary reduction amount contributed on behalf of each participant, provided, however, that the total contribution that the Company is obligated to make for any year does not exceed the maximum amount deductible from the Company's gross income under applicable provisions of the Internal Revenue Code. Effective January 1, 1999 the Company increased its matching contribution to 60% of the first 5% of compensation plus 50% on the next 2% of compensation for a total match of 4% on a 7% salary reduction amount. In 1999 these provisions limited the annual employee contribution excluded from taxable income to the lesser of 25% of total compensation or approximately $10,000. Employee contributions for employees who are defined as "highly compensated" by the Internal Revenue Service may be further limited in order to pass nondiscrimination tests. The Company's matching contribution is made coincident with each payroll cycle during the year and is paid in full as of the date the Company files its federal income tax return for that year.

       d.     Vesting

              Participants are 100% vested in their account balances. Each participant's account consists of his/her contributions and any rollover money, the matching Company contribution and any net earnings thereon.

       -----------------------

       e.     Investment Options

              All contributions made under the Plan are subject to a master trust that also contains the assets of one other savings and investment plan of the Company and its affiliated companies. At December 31, 1999, the Plan's interest in investments in the master trust was approximately 71%. Effective January 1, 1998, six new funds were added and three funds were eliminated, bringing the total number of investment options to thirteen. Contributions are invested by the Trustee, Fidelity Management Trust Company, based upon participant election, in one or more of thirteen funds. Those assets which consist of shares of a registered investment entity are invested directly into a participant account, which is credited periodically to reflect the earnings thereon. Those assets invested in the CMP Co. Stock Fund are commingled with the assets of additional savings and investment plans of the Company and its affiliated companies. The earnings related to the CMP Co. Stock Fund are allocated prorata between the two plans based on market value of CMP Group common shares held by each plan. Contributions to all Funds may be invested temporarily in short-term investments prior to the purchase of the primary Fund securities.

              All Company matching contributions are initially invested in the CMP Co. Stock Fund. Dividends, interest and other distributions received on the assets held in each Fund are reinvested in the respective Fund. Participants may transfer all or a portion of the Company contributions made on their behalf out of the CMP Co. Stock Fund.

              Upon enrollment, participants elect the Fund or Funds in which to invest their contributions. The percentage of such contributions invested in a particular Fund must be a multiple of 1%. Participants may change the investment of their future contributions (in multiples of 1% of such contributions) or transfer a portion from one Fund to another. Changes and transfers may be made at any time.

              The Funds consist of:

              Retirement Government Money Market Portfolio - An income fund comprised of short-term, high-quality debt obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

              Fidelity   Balanced  Fund  -  A  diversified   fund  comprised  of
              high-yielding securities, including common stocks and bonds.

       -----------------------

       e.     Investment Options (continued)

              Fidelity Magellan Fund - A fund comprised primarily of common stock and securities convertible into common stock seeking capital appreciation.

              Spartan U.S. Equity Index Fund - A fund comprised of common stock which attempts to duplicate the composition of the Standard & Poor's Daily Stock Price Index of 500 Common Stocks. The fund presents a passive approach for investing in a diversified portfolio of common stocks.

              Fixed Income Contract Portfolio - A fixed-income fund comprised of investments yielding a fixed rate of return, as selected by the Trustee, issued mainly by insurance companies and banks. Certain fixed income contracts were previously placed under conservatorship and as a result, this fund was closed to new investments effective May 1, 1996. Final distributions from these contracts were received in 1998 and 1999 and this fund ceased to exist as of January 1, 1999.

              Asset Manager Growth Fund - This fund seeks to maximize a total return over the long term; the Fund allocates its assets among three principal asset classes: stocks, bonds and short-term instruments. However, it may invest in many types of domestic and foreign securities.

              Central Maine Power Company Stock Fund - A fund comprised of the common shares of CMP Group, the parent company of Central Maine Power Company.

              PIMCO Total Return Bond Fund - This fund is an open-end management investment company consisting of twenty-four separate investment portfolios. Each fund has its own investment objectives and policies.

              MAS Value Fund - This is a no-load mutual fund consisting of twenty-six portfolios. This fund also offers Institutional Class Shares and Investment Class Shares.

              Neuberger & Berman Genesis Trust - The investment objective of this fund is to seek capital appreciation. This fund invests primarily in common stock of companies with small market capitalizations.

              Vanguard PRIMECAP - This is an open-end diversified investment that seeks to provide long-term growth of capital by investing principally in common stocks.

       -----------------------

       e.     Investment Options (continued)

              Invesco Total Return - This fund seeks to achieve a high total return on investment through capital appreciation and current income by investing in a combination of equity securities
              (consisting of common stocks and, to a lesser degree, securities convertible into common stock) and fixed income securities.

              Fidelity Diversified International - This fund invests primarily in stocks of companies located outside the U.S. that are included in the Morgan Stanley EAFA Index. Seeks stocks that are undervalued compared to industry norms in their countries.

       f.     Withdrawals and Distributions

              A participant may elect to make a regular withdrawal of up to 100% of the value of his/her contributions made prior to July 1, 1983, and earnings thereon (but not less than $1,000 unless the value of such participant's contributions and earnings thereon total less than $1,000, in which case such total may be withdrawn), after approval by the Employee Savings and Investment Plan Committee. Only one regular withdrawal may be made in any year.

              Withdrawals with respect to contributions made subsequent to July 1, 1983 may be made only for reasons of hardship. With the consent of the Company's Employee Savings and Investment Plan Committee, a participant may elect to make a hardship withdrawal, as determined in accordance with the Plan provisions, of up to 100% his/her account.

              Distributions from the Funds occurring as a result of termination of employment, death, retirement or permanent disability are made no later than 60 days after the end of the Plan year, unless under certain circumstances retiring or disabled participants elect otherwise.

       g.     Participant Loans

              Participants may, in general, borrow in the aggregate not more than 50% of their account balances, subject to a maximum loan of $50,000. Loans bear interest at a rate equal to the current rate of interest being charged by the Central Maine Power Company Employees Federal Credit Union for loans secured by share account balances. Interest rates on loans outstanding at year end range from 7.25% to 8.00%. The maximum term of the loans is generally five years, or longer for mortgages, with borrowed funds being repaid through payroll deductions.

       -----------------------

       h.     Expenses

              All expenses of administration of the Plan, including Trustee's and record keeper's fees, are paid by Central Maine Power Company and participating subsidiaries.

3.     Summary of Significant Accounting Policies
       ------------------------------------------

       a.     Basis of Accounting

              The financial statements of the Plan are prepared under the accrual method of accounting.

       b.     Use of Estimates

              The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

       c.     Risks and Uncertainties

              The Plan provides for various investment options in any combination of stocks, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

       d.     Investment Valuation and Income Recognition

              The Plan's investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year end. Participant loans are valued at cost, which approximates fair value.

              Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

       ------------------------------------------

       e.     New Accounting Standard

              During September 1999, the American Institute of Certified Public Accountants' (AICPA) Accounting Standards Executive Committee issued Statement of Position (SOP) 99-3, "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters." This SOP eliminates the requirement to present in columnar format separate investment fund information and amends the AICPA Audit and Accounting Guide. It is effective for plan years after December 15, 1999, with earlier adoption encouraged. The Plan has adopted the SOP for the plan year ended December 31, 1999. The prior year financial statements have also been restated to conform to the new presentation.

4.     Related Party Transactions
       --------------------------

       Certain Plan investment options are shares of mutual funds managed by the Trustee and CMP Group common stock. Therefore, these transactions qualify as party-in-interest transactions.

5.     Investments
       -----------

       The following investments represent 5% or more of the total net assets available for plan benefits at December 31, 1999:

                               Description                   Amount
                               -----------                   ------

       Retirement Government Money Market Portfolio         $9,077,654
       Fidelity Balanced Fund*                              $6,219,638
       Fidelity Magellan Fund*                             $26,027,436
       Spartan U.S. Equity Index Fund*                     $26,237,411
       Asset Manager Growth Fund*                           $5,742,212
       Central Maine Power Company Stock Fund*/**          $16,011,607
       Vanguard PRIMECAP                                    $5,724,736

         *Represents a party-in-interest to the Plan.
       **Nonparticipant-directed.

       -----------

       During 1999, the Plan's investments appreciated in value by $13,197,129, which included gains and losses on investments bought and sold, as well as unrealized appreciation/depreciation on investments held at year end. Appreciation is as follows:

                         Mutual funds              $ 8,758,399

                         Common Stock                4,438,730
                                                    ----------
                                                   $13,197,129
                                                    ==========
6.     Plan Termination
       ----------------

       Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

7.     Federal Income Taxes
       --------------------

       The Internal Revenue Service determined and informed the Company sponsor by letter dated February 10, 1995, that the Plan is qualified and the related trust established under the Plan is tax-exempt, under the applicable sections of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

       Elective contributions to the Plan made by the Company on behalf of employees are not subject to federal income taxes currently, as long as these contributions are below the maximum level derived in accordance with Section 401(k) regulations. Contributions and earnings thereon will, in general, be taxable upon distribution, although rules providing for additional deferral may apply with respect to certain distributions of Company stock.

8.     Differences with Form 5500
       --------------------------

       Differences between the information contained in the financial statements and Form 5500 are primarily related to differences in classification. The Form 5500 does not provide the detailed information of balances or earnings related to assets held in the master trust.

                                                   Central Maine Power Company
                                                      Form 11-K - Year 1999
                                                            Schedule I
                                                            Page 1 of 2

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                           For Non-Union Employees (A)

                 Schedule of Assets Held for Investment Purposes
                              At December 31, 1999

                                        Name of Issuer                                     Market
     Fund                             and Title of Issue              Cost                  Value
     ----                             ------------------              ----                 ------

Retirement Government Money Market Fund                                                $ 12,106,385
Fidelity Balanced Fund*                                                                   9,029,098
Fidelity Magellan Fund*                                                                  36,577,241
Spartan U.S. Equity Index Fund*                                                          37,140,977
Asset Manager Growth Fund*                                                                8,140,266
PIMCO Total Return Bond Fund                                                              1,618,599
MAS Value Fund                                                                              621,697
Neuberger & Berman Genesis Trust                                                          1,661,211
Vanguard PRIMECAP                                                                         7,806,938
Invesco Total Return                                                                        828,616
Fidelity Diversified International*                                                       3,362,839

Central Maine Power Company Stock Fund**

         CMP Group Shares*                                         $15,837,197           22,610,959
         Fidelity U.S. Government Reserve Pool (at par value)*       1,189,384            1,189,384
                                                                    ----------          -----------
           Total CMP Stock Fund                                    $17,026,581           23,800,343
                                                                    ----------          -----------
           Total Investments All Funds                                                  142,694,210

Participant Loans (interest rates range from 7.25% to 8.00%,
maturity dates are generally within 5 years.)                                             2,475,107
                                                                                        -----------
           Total                                                                       $145,169,317
                                                                                        ===========
 *Parties in interest to the plan.
**Nonparticipant-directed.

                                                   Central Maine Power Company
                                                       Form 11-K - Year 1999
                                                            Schedule I
                                                            Page 2 of 2

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                        Notes to Schedule I - Investments

(A) The investments of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees are commingled in a master trust with the investments of one other employee savings and investment plan maintained by the Company and its affiliates. Schedule I presents the consolidated investments of both plans. This Plan's share of the pooled investments is as follows:

                                                                 Market/Contract
                                                     Cost             Value
                                                     ----        ---------------

     Retirement Government Money Market Portfolio                 $  9,077,654
     Fidelity Balanced Fund*                                         6,219,638
     Fidelity Magellan Fund*                                        26,027,436
     Spartan U.S. Equity Index Fund*                                26,237,411
     Asset Manager Growth Fund*                                      5,742,212
     PIMCO Total Return Fund                                         1,337,113
     MAS Value Fund                                                    465,913
     Neuberger & Berman Genesis                                      1,292,265
     Vanguard PRIMECAP                                               5,724,736
     Invesco Total Return                                              610,643
     Fidelity Diversified International*                             2,833,725
     Central Maine Power Company Stock Fund*/**    $10,654,425      16,011,607
     Loans Due from Participants                                     1,490,579
                                                                   -----------
           Total                                                  $103,070,932
                                                                   ===========

       *Parties in interest to the plan.
     **Nonparticipant-directed.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We  hereby  consent  to the  incorporation  by  reference  in  the  Registration
Statement on Form S-8 (No. 33-44754) of Central Maine Power Company of our report dated June 23, 2000 relating to the financial statements of the Central Maine Power Company Employee Savings and Investment Plan for Non-Union Employees, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Portland, ME
June 28, 2000

                                                  Central Maine Power Company
                                                     Form 11-K - Year 1999

                           Central Maine Power Company
                      Employee Savings and Investment Plan

                             For Non-Union Employees

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustee (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                     Central Maine Power Company Employee Savings
                     and Investment Plan for Non-Union Employees
                     -------------------------------------------
                                    (Name of Plan)



                     /s/Michael W. Caron
                     Michael W. Caron, Comptroller
                     (Chief Accounting Officer and Duly Authorized
                     Officer)




                     CMP Group, Inc



                     /s/Arthur W. Adelberg
                     Arthur W. Adelberg, Executive Vice President
                     and Chief Financial Officer
                     (Principal Financial Officer and Duly Authorized
                     Officer)


Date:  June 30, 2000